Exhibit (a)(4)

AMERICAN TOWER CORPORATION

NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

Pursuant to the Offer to Exchange dated June 24, 2003

To:    American Tower Corporation:

Attn:    Ms. Suzanne Walsh

I previously received a copy of the Offer to Exchange and the materials accompanying the offer. I completed, signed and returned the election form, in which I elected to offer options for exchange. I now wish to change that election.

I understand that in order to withdraw my acceptance and to reject the offer, I must sign and deliver this notice to you before 5:00 P.M., Boston time, on August 1, 2003, or if American Tower extends the deadline to exchange options, before the extended expiration of the offer, and put an “X” in the following box:

☐    I do not wish to offer for exchange the following eligible options (list all options that you no longer wish to exchange. If all, write “all”).

By rejecting the offer to exchange options, I understand that I will not receive any new options and I will keep the options listed on my election form. These options will continue to be governed by the 1997 Stock Option Plan, as amended and restated, and by the existing option agreements.

Date:

Signature

Name (please print)

Social Security Number